EXHIBIT 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended March 31, 2021, Declares Quarterly Cash Distribution of $0.10 per Share

•	GAAP Net Investment Income (“NII”) of $0.06 per share, or $4.2 million, provided first quarter distribution coverage of 56%.
•

Net Asset Value (“NAV”) increased to $322.9 million, up 2.5% from $315.0 million; NAV per share increased 2.8% to $4.35 per share from $4.23 per share, primarily due to net realized and unrealized gains of $12.0 million during the quarter.

•

Strong gross deployments in senior secured debt of $54.9 million and further progress towards reducing junior capital and non-core exposure, successfully exiting $52.6 million of such investments during the first quarter.

•

Net leverage of 0.38x as of March 31, 2021, down from 0.51x as of December 31, 2020, primarily driven by net investment exits and reduction in junior capital and non-core investments during the current quarter.

•	Total liquidity for portfolio company investments, including cash, was approximately $294 million, subject to leverage and borrowing base restrictions.
•	Under the existing share repurchase program, 256,062 shares were repurchased during the first quarter for $869,726 at an average price of $3.40 per share, including brokerage commissions.
•	Credit facility amended subsequent to the first quarter, which extended the maturity to April 2025.

New York, April 29, 2021 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.10 per share, payable on July 7, 2021 to stockholders of record at the close of business on June 16, 2021.

“We continued to successfully execute on our strategic goal of reducing non-core holdings,” said James E. Keenan, Chairman and Interim CEO of the Company. “We are positioning the Company for long-term strength and stable earnings. At quarter end, only 8% of our total portfolio was comprised of non-core legacy assets, with near term visibility into further reductions.”

	March 31, 2021	December 31, 2020	December 31, 2019
Portfolio Composition
First Lien Debt	62%	50%	34%
Second Lien Debt	24%	27%	23%
Junior Capital[1]	14%	23%	43%

Portfolio Company Count	60	55	47
Non-Core Assets
Portfolio Company Count[2]	6	6	9
Fair Market Value ("FMV", in Millions)	38	42	120
% of investments, at FMV	8%	9%	16%

1 Includes unsecured/subordinated debt and equity investments.

2 Excludes portfolio companies with zero FMV.

	January 1, 2021 - March 31, 2021
	$ in Millions	%
Deployments
First Lien Debt	47	86%
Second Lien Debt	8	14%
Repayments/Exits
Non-Core & Junior Capital	53	60%
Other Core Assets	35	40%

“Benefitting from the BlackRock platform, we continue to evaluate a wide range of new opportunities and identify investments with strong risk-adjusted returns. We are focused on senior secured debt and, primarily, first lien loans. We originated $55 million in new investments during the first quarter, adding 11 new portfolio companies – 9 of which were first lien term loans. 62% of the portfolio now consists of first liens, up from 34% at the end of 2019. We expect further momentum on these fronts as the year progresses,” added Keenan.

“As mentioned during the previous quarter, the deleveraging caused by the strategic portfolio progress will compress NII during the transitional period as we continue to rebuild the portfolio in a manner that is consistent with our strategy. As the desired exits are now largely behind us, we expect deployment activity to bolster leverage and be accretive to NII and dividend coverage over the coming quarters, benefiting our shareholders,” continued Keenan.

“On April 23rd, we amended and extended our credit facility. The credit facility now has a maximum commitment amount of $265 million, with zero drawn as of March 31st, with a final maturity extended to April 2025. The minimum shareholders’ equity covenant has been reduced to $240 million from the prior level of $275 million. Additionally, the amendment removes the springing maturity ahead of the 2022 convertible notes maturity and removes certain restrictions on prepayment or repurchase of the 2022 notes. We believe that this amendment provides the Company with significantly improved flexibility in managing its capital structure,” concluded Keenan.

Financial Highlights

	Q1 2021		Q4 2020		Q1 2020
($'s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$4.2	$0.06	$7.3	$0.10	$9.6	$0.14
Net realized and unrealized gains/(losses)	$12.0	$0.16	$2.6	$0.04	$(68.8)	$(1.00)
Basic earnings/(losses)	$16.2	$0.22	$9.9	$0.14	$(59.2)	$(0.86)
Distributions declared	$7.4	$0.10	$7.2	$0.10	$9.5	$0.14
Net Investment Income/(loss), as adjusted[1]	$4.2	$0.06	$7.3	$0.10	$9.6	$0.14
Basic earnings/(losses), as adjusted[1]	$16.2	$0.22	$9.9	$0.14	$(59.2)	$(0.86)

($'s in millions, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020

Total assets	$483.5	$511.7	$691.3
Investment portfolio, at FMV	$458.3	$479.0	$681.3
Debt outstanding	$141.5	$179.8	$308.0
Total net assets	$322.9	$315.0	$363.2
Net asset value per share	$4.35	$4.23	$5.35
Net leverage ratio[2]	0.38x	0.51x	0.85x

______________________________________

[1]	Non-GAAP basis financial measure. See Supplemental Information.
[2]	Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, plus payables for investments purchased, and (B) NAV.

Business Updates

•

Revolving Credit Facility Amendment: On April 23, 2021, the Company entered into a Sixth Amendment to the Credit Facility which, among other items, (i) extends the maturity date on loans made under the Credit

Facility from June 5, 2023 to April 23, 2025, (ii) reduces the aggregate commitment under the Credit Facility from $300,000,000 to $265,000,000, (iii) reduces the amount that the Company’s commitment may increase in size, under certain circumstances, from $375,000,000 to $325,000,000, and (iv) reduces the amount of shareholders’ equity required under the Credit Facility from $275,000,000 to $240,000,000, plus 25% of net proceeds from the sale of equity interests by the Company its subsidiaries. Additionally, the amendment (i) removes a springing maturity that previously existed if the unsecured convertible notes due 2022 (“2022 Notes”) were not refinanced by March 16, 2022 and (ii) removes certain restrictions on repurchase or prepayment of 2022 Notes. For more information on the Amendment, refer to the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2021.

•	Reduced Exposure in Non-core Legacy Portfolio:
o

The Company fully exited its position in Advantage Insurance Inc. preferred stock during the quarter, resulting in proceeds of $5.7 million. The investment had a FMV of $5.7 million as of December 31, 2020.

o	The Company recovered $1.5 million from a distribution declared by SVP-Singer Holdings, LP, an investment with a FMV of zero as of December 31, 2020.
o

The Company substantially exited its investments in Advanced Lighting Technologies, LLC with $1.2 million of cash proceeds received, following a restructure, as well as a newly issued second lien note valued at $0.9 million. The investment had a FMV of $3.2 million as of December 31, 2020.

o

As of March 31, 2021, non-core legacy assets comprised approximately $37.5 million, or 8% of our total portfolio at FMV (six portfolio companies, excludes portfolio companies with zero FMV), as compared to 9% at the end of the fourth quarter of 2020 and 16% at the end of 2019. Of the $37.5 million, approximately $32.6 million of non-core positions consist of income-producing investments across three portfolio companies.

•	Reduced Exposure in Other Junior Capital:
o	Other junior capital (unsecured debt and equity) exposure, excluding non-core assets, in the portfolio stood at 13% by FMV, down from 21% at December 31, 2020 and 40% at December 31, 2019.
o

During the first quarter, BCIC Senior Loan Partners (“SLP”) returned an incremental $4.0 million of capital to BCIC with proceeds from a partial sale of one of its investments. At March 31, 2021, SLP held first lien loans in four portfolio companies, with an aggregate FMV of $32.9 million. BCIC owns 85% of the equity in SLP.

o	During the first quarter, the Company received a partial repayment of $1.4 million on the unsecured debt of GBFC, a non-accrual investment.
o	As previously disclosed, the Company fully exited its investments in First Boston Construction Holdings, LLC during the first quarter, resulting in the proceeds of $38.5 million.

•

Share Repurchase Program: On November 3, 2020, the Company’s Board of Directors authorized the Company to purchase up to a total of 7,500,000 shares, effective until the earlier of November 2, 2021 or such time that all the authorized shares have been repurchased. During the quarter, 256,062 shares were repurchased for $869,726 at an average price of $3.40 per share, including brokerage commissions. As of March 31, 2021, 7,243,938 shares remained authorized for repurchase. Cumulative repurchases since BlackRock entered into the investment management agreement with the Company in early 2015 totaled approximately 8.5 million shares at an average price of $6.45 per share, including brokerage commissions, for a total of $54.9 million. Since the inception of our share repurchase program through March 31, 2021, we have purchased approximately 10.3 million shares at an average price of $6.54 per share, including brokerage commissions, for a total of $67.2 million.

First Quarter Financial Updates

•

NII was $4.2 million, or approximately $0.06 per share, for the three months ended March 31, 2021. Relative to distributions declared of $0.10 per share, our NII distribution coverage was 56% for the quarter. This is mainly driven by de-leveraging due to the reduction of exposure in junior capital and non-core investments described above. We expect re-deployment into assets consistent with our core strategy to be accretive to the earnings power of the Company in the coming quarters.

•

NAV increased to $322.9 million, up 2.5% from $315.0 million at December 31, 2020. NAV per share increased 2.8% or $0.12 per share to $4.35 per share on a quarter-over-quarter basis, primarily due to net realized and unrealized gains of $12.0 million during the quarter.

•

For the quarter ended March 31, 2021, we incurred base management fees of $1.8 million, and zero incentive management fees based on income. Since March 2017, the adviser has waived $29.7 million of incentive management fees on a cumulative basis. There was no accrual or payment of incentive management fees based on gains as of March 31, 2021.

•

Tax characteristics of all 2020 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2020 distributions included a $0.12 per share return of capital. Our return of capital distributions totaled $2.11 per share from inception to December 31, 2020. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income.  We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2020.

Portfolio and Investment Activity*

($’s in millions)	Three Months Ended March 31, 2021	Three Months Ended December 31, 2020	Three Months Ended March 31, 2020

Investment deployments	$54.9	$59.9	$37.3
Investment exits	$88.0	$193.2	$37.3
Number of portfolio company investments at the end of period	60	55	52
Weighted average yield of debt and income producing equity securities, at FMV	8.5%	8.9%	10.3%
% of Portfolio invested in Secured debt, at FMV	86%	77%	60%
% of Portfolio invested in Unsecured debt, at FMV	6%	13%	23%
% of Portfolio invested in Equity, at FMV	8%	10%	17%
Average investment by portfolio company, at amortized cost	$9.4	$11.0	$16.4

*Balance sheet amounts and yield information above are as of period end

•

We deployed $54.9 million during the quarter while exits and repayments totaled $88.0 million, resulting in a $33.1 million net decrease in our portfolio mainly due to progress made in reducing exposure in non-core and other junior capital investments previously mentioned.

▪

Our deployments primarily consisted of eleven new portfolio companies, consistent with our strategy of adding more diversification, and one investment into an existing portfolio company, which are outlined as follows:

New Portfolio Companies

▪	$9.6 million L + 9.25% first lien term loan to World Remit Ltd., an online digital global remittance platform created to send money abroad;
▪	$7.2 million L + 8.75% first lien term loan and $2.4 million delayed draw term loan to JobandTalent USA, Inc., a digital temporary staffing agency;
▪	$7.2 million L + 6.00% first lien term loan and $0.3 million unfunded revolver to 2-10 Holdco, Inc., a provider of new home and structural warranties;
▪	$5.0 million L + 8.50% second lien term loan to Oasis Financial, LLC, a consumer litigation funding firm offering non-recourse pre-settlement and medical lien funding solutions;
▪	$3.7 million L + 7.00% first lien term loan and $0.4 million unfunded revolver to SEP Raptor Acquisition (Loopio), Inc., an RFP response software platform;

▪

$3.6 million L + 6.25% first lien term loan (with an additional $0.5 million unfunded portion) and $0.8 million unfunded delayed draw term loan to Tempus, LLC, a diversified national provider of staffing services to the bio-pharmaceutical and healthcare industries;

▪

$3.4 million L + 6.00% first lien term loan and delayed draw term loan, and $0.5 million revolver (with $0.2 million funded and $0.3 million unfunded) to Sunland Asphalt & Construction, LLC, a provider of asphalt and paving services for public and private infrastructure maintenance and development;

▪	$3.2 million L + 6.75% first lien term loan and $0.2 million unfunded revolver to ALCV Purchaser, Inc., an auto leasing and sales platform;
▪

$3.0 million L + 7.00% first lien term loan and $0.4 million unfunded revolver to SEP Vulcan Acquisition (Tasktop), Inc., a value stream management platform enabling enterprises to improve their software development process;

▪	$2.9 million L + 6.75% second lien term loan to Idera, Inc., a provider of software technology toolsets including database, application development, and testing software; and
▪	$3.4 million L + 6.25% unfunded delayed draw term loan to Peter C. Foy & Associates Insurance Services, LLC, a national retail property and casualty insurance broker.

Incremental Investments

▪	$1.5 million of incremental L + 8.00% first lien term loan to Metricstream, Inc.
o	Our sales, exits, and repayments were primarily concentrated in five complete exits in portfolio company investments and six partial repayments/sales:
▪	$38.5 million of proceeds from First Boston exit and reduction in junior capital exposure;
▪	$14.8 million full repayment of second lien term loan in Pharmalogic Holdings Corp.;
▪	$9.9 million of proceeds from sale of second lien term loan in Midwest Physician Administrative Services, LLC;
▪	$5.8 million partial repayment of second lien term loan in Outcomes Group Holdings, Inc.;
▪	$5.7 million of proceeds from Advantage Insurance, Inc. exit, a non-core legacy asset;
▪	$4.0 million partial return of capital from our equity investment in SLP;
▪	$3.1 million of proceeds from partial sale of NEP II, Inc. second lien term loan;
▪	$1.5 million distribution from SVP-Singer Holdings, LP, a non-core equity investment;
▪	$1.4 million partial repayment of GBFC unsecured debt, a non-accrual investment;
▪	$1.2 million of proceeds received from our debt investments in Advanced Lighting Technologies, LLC, a non-core legacy asset; and
▪	$0.5 million full repayment of first lien term loan in Open Lending, LLC.
•

As of March 31, 2021, there were three non-accrual investment positions, representing approximately 5.5% and 16.5% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to four non-accrual investment positions of approximately 6.5% and 17.8% of total debt and preferred stock investments at fair value and cost, respectively, at December 31, 2020. The Company fully exited its preferred stock investment in Advantage Insurance, Inc. during the quarter, a non-accrual investment at December 31, 2020. The weighted average internal investment rating of the portfolio at FMV at March 31, 2021 improved to 1.72 as compared to 1.90 at the prior quarter end.

•	During the quarter ended March 31, 2021, net realized and unrealized gains were $12.0 million, primarily attributable to market recovery and valuation appreciation.

Liquidity and Capital Resources

•

At March 31, 2021, we had $7.1 million in cash and cash equivalents and $286.5 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $293.6 million of availability for portfolio company investments. Committed but unfunded portfolio obligations at March 31, 2021 were $29.8 million (excluding the $4.2 million LP commitment to SLP, which is completely discretionary). We believe there is sufficient liquidity to meet all of the Company’s obligations and selectively deploy new capital.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.38x at quarter-end, and our 319% asset coverage ratio provided the Company with additional debt capacity of $286.5 million under its asset coverage requirements, subject to borrowing base restrictions. Further, as of March 31, 2021, approximately 85% of our assets were invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

•	For the first quarter of 2021, the Company declared an all cash dividend of $0.10 per share, payable on July 7, 2021 to stockholders of record at the close of business on June 16, 2021.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Friday, April 30, 2021, to discuss its first quarter 2021 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 437-2398 or from outside the United States, +1(313) 209-6317, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 2708989). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com. This teleconference can also be accessed using Microsoft Edge, Google Chrome, or Firefox via this link: BlackRock Capital Investment Corporation First Quarter 2021 Earnings Call. Once clicked-on, please enter your information to be connected. Please note that the link becomes active fifteen minutes prior to the scheduled start time.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Friday, April 30, 2021 and ending at 1:00 p.m. on Friday, May 14, 2021.  To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial +1(719) 457-0820 and enter the Conference ID Number 2708989.  To access the webcast, please visit the investor relations section of www.blackrockbkcc.com.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (https://www.blackrockbkcc.com/investors/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in middle-market companies in the form of senior debt securities and loans, and our investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	March 31, 2021	December 31, 2020
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $387,616,446 and $369,079,320)	$383,363,814	$354,957,936
Non-controlled, affiliated investments (cost of $5,003,838 and $20,927,907)	4,010,216	13,099,313
Controlled investments (cost of $170,522,225 and $216,768,227)	70,955,491	110,968,227
Total investments at fair value (cost of $563,142,509 and $606,775,454)	458,329,521	479,025,476
Cash and cash equivalents	7,059,117	23,332,831
Receivable for investments sold	14,550,947	5,439,507
Interest, dividends and fees receivable	1,936,263	2,138,304
Deferred debt issuance costs	1,234,532	1,374,115
Prepaid expenses and other assets	372,905	409,357
Total Assets	$483,483,285	$511,719,590
Liabilities
Debt (net of deferred issuance costs of $1,129,787 and $1,360,356)	$141,460,295	$179,798,037
Interest and credit facility fees payable	2,394,164	502,682
Distributions payable	7,441,594	—
Base management fees payable	1,799,766	2,313,447
Incentive management fees payable	1,849,597	1,849,597
Payable for investments purchased	3,273,993	9,193,917
Accrued administrative services	322,115	389,064
Other accrued expenses and payables	2,041,799	2,662,569
Total Liabilities	160,583,323	196,709,313
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 84,478,251 and 84,478,251 issued and 74,210,603 and 74,466,665 outstanding	84,478	84,478
Paid-in capital in excess of par	858,079,713	858,079,713
Distributable earnings (losses)	(468,097,644)	(476,857,055)
Treasury stock at cost, 10,267,648 and 10,011,586 shares held	(67,166,585)	(66,296,859)
Total Net Assets	322,899,962	315,010,277
Total Liabilities and Net Assets	$483,483,285	$511,719,590
Net Asset Value Per Share	$4.35	$4.23

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

	Three Months Ended March 31, 2021 (Unaudited)	Three Months Ended March 31, 2020 (Unaudited)
Investment Income:
Non-controlled, non-affiliated investments:
Cash interest income	$8,049,250	$8,121,923
PIK interest income	780,679	1,095,431
Fee income	146,032	46,167
Total investment income from non-controlled, non-affiliated investments	8,975,961	9,263,521
Non-controlled, affiliated investments:
Cash interest income	11,867	125,474
PIK interest income	119,029	108,831
Cash dividend income	71,500	—
Fee income	—	1,435
Total investment income from non-controlled, affiliated investments	202,396	235,740
Controlled investments:
Cash interest income	583,200	5,415,835
PIK interest income	—	873,508
Cash dividend income	511,067	2,907,503
Fee income	—	3,187
Total investment income from controlled investments	1,094,267	9,200,033
Total investment income	10,272,624	18,699,294
Expenses:
Base management fees	1,799,766	3,295,687
Incentive management fees	—	1,924,398
Interest and credit facility fees	2,753,096	4,212,274
Professional fees	412,159	525,012
Administrative services	322,115	313,561
Director fees	153,125	184,750
Investment advisor expenses	87,500	87,500
Other	554,646	458,523
Total expenses, before incentive management fee waiver	6,082,407	11,001,705
Incentive management fee waiver	—	(1,924,398)
Expenses, net of incentive management fee waiver	6,082,407	9,077,307
Net Investment Income	4,190,217	9,621,987

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(646,274)	5,485
Non-controlled, affiliated investments	(7,989,591)	(1,535,092)
Controlled investments	(2,290,143)	—
Net realized gain (loss)	(10,926,008)	(1,529,607)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	9,868,556	(27,026,956)
Non-controlled, affiliated investments	6,834,973	(8,280,114)
Controlled investments	6,137,248	(31,402,329)
Foreign currency translation	96,019	(576,649)
Net change in unrealized appreciation (depreciation)	22,936,796	(67,286,048)
Net realized and unrealized gain (loss)	12,010,788	(68,815,655)
Net Increase (Decrease) in Net Assets Resulting from Operations	$16,201,005	$(59,193,668)
Net Investment Income Per Share—basic	$0.06	$0.14
Earnings (Loss) Per Share—basic	$0.22	$(0.86)
Weighted Average Shares Outstanding—basic	74,436,429	68,613,956
Net Investment Income Per Share—diluted	$0.06	$0.14
Earnings (Loss) Per Share—diluted	$0.20	$(0.86)
Weighted Average Shares Outstanding—diluted	91,430,166	85,607,693
Distributions Declared Per Share	$0.10	$0.14

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For the period July 1, 2019 through December 31, 2020, BCIA had voluntarily and partially waived incentive fees. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
GAAP Basis:
Net Investment Income	$4,190,217	$9,621,987
Net Investment Income per share	0.06	0.14
Addback: GAAP incentive management fee expense based on Gains	—	—
Addback: GAAP incentive management fee expense based on Income net of incentive management fee waiver	—	—
Pre-Incentive Fee[1]:
Net Investment Income	$4,190,217	$9,621,987
Net Investment Income per share	0.06	0.14
Less: Incremental incentive management fee expense based on Income net of incentive management fee waiver	—	—
As Adjusted[2]:
Net Investment Income	$4,190,217	$9,621,987
Net Investment Income per share	0.06	0.14

Note: The NII amounts for the three months ended March 31, 2020 are net of incentive management fees based on income and an incentive management fee waiver in the amount of $1,924,398. There was no waiver for the three months ended March 31, 2021 as a result of incentive management fees based on income of zero for the period. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

1 Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

2 As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. Incentive management fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.  Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.